Exhibit 99.1

For Release May 23, 2007

StanCorp Financial Group, Inc. Announces Pricing of Fixed-to-Floating Rate Income Capital Obligation Notes® due 2067

PORTLAND, Ore., — May 23, 2007 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) announced today that it has priced an offering of $300 million of Fixed-to-Floating Rate Income Capital Obligation Notes® (“ICONS”) due 2067. The offering is pursuant to an existing shelf registration statement. StanCorp intends to use approximately $247 million of the proceeds from the sale of the ICONS to repurchase shares of its common stock. Approximately $50 million of the proceeds will be used to fund the acquisition by StanCorp Real Estate, LLC (a wholly owned subsidiary) of certain real estate assets from Standard Insurance Company (a wholly owned subsidiary) and any remainder will be used for general corporate purposes.

The offering is managed by Merrill Lynch & Co. as sole book-runner and sole structuring advisor. Wells Fargo Securities, LLC, Piper Jaffray & Co., and Goldman, Sachs & Co. act as co-managers on the transaction.

The ICONS are rated “Baa2” by Moody’s and “BBB” by Standard & Poor’s.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Investment Advisers, StanCorp Equities, StanCorp Trust Company, StanCorp Real Estate and StanCorp Mortgage Investors — is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 8.2 million customers nationwide as of March 31, 2007, with group and individual disability insurance, group life, AD&D and dental insurance, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Disclosure

Information in this news release includes certain statements related to future events. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. See StanCorp’s latest annual report on Form 10-K and offering prospectus filed with the Securities and Exchange Commission for a description of the types of uncertainties and risks that may affect actual results.

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Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

E-mail: jhallin@standard.com

Corporate Information

Tiana Tozer

Telephone: (971) 321-7051

E-mail: ttozer@standard.com